April 29, 2002



IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY 12203

RE:     Registration Statement on Form N-4
        File No.: 33-4174

Ladies and Gentlemen:

I am familiar with the establishment of the IDS Life of New York Accounts 4, 5, 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19, ("Accounts"), which are separate accounts of IDS Life Insurance Company of New York ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced registration Statement filed by the Company on behalf of the Accounts with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Accounts are validly created and existing separate accounts of the Company and are duly authorized to issue the securities registered.

3. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




/s/ Mary Ellyn Minenko
-----------------------
    Mary Ellyn Minenko
    Counsel
    (612) 671-3678

MEM/KW